Exhibit 99.1

National Dentex Corporation Announces First Quarter Results

    WAYLAND, Mass.--(BUSINESS WIRE)--May 31, 2005--National Dentex Corporation (NASDAQ: NADXE), one of the largest owner/operators of dental laboratories in the United States, today announced its results for the first quarter ended March 31, 2005. For the quarter, the Company reported $31,946,000 in sales with net income of $1,779,000 or $.32 per share on a diluted basis. Sales for the same quarter of the prior fiscal year were $27,928,000 with net income of $1,581,000 or $.29 per share on a diluted basis.
    David Brown, President and CEO, commented: "We are pleased to announce the results of the first quarter of 2005. The combination of slightly improved internal growth and the acquisition of two outstanding laboratories within the quarter, Wornson-Polzin in Mankato, Minnesota on February 1 and Green Dental in Heber Springs, Arkansas on March 1, produced a 14.4% increase in sales versus the first quarter of 2004. This growth, coupled with our continued focus on cost controls, particularly labor and related benefits, resulted in a 16.6% increase in laboratory operating income and a 12.5% increase in net income. We continue to believe that through our Reliance(TM) program we have distinguished ourselves as a true value-added resource to our dentist partners. Continued growth and profitability improvements should result from a combination of an increased focus on meeting our customer's needs, an active and effective acquisition program and an emphasis on cost containment in a challenging regulatory environment. As we look forward to the remainder of 2005, we remain as enthusiastic as ever in our ability to improve in these areas and build sustained and profitable growth for National Dentex and its shareholders."
    National Dentex Corporation serves an active customer base of over 22,000 dentists through dental laboratories located in 30 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances.
    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future financial performance, acquisition activity, and marketplace competitiveness, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating and financial results include the timing, duration and effects of adverse changes in overall economic conditions, the Company's ability to acquire and successfully operate additional laboratories, governmental regulation of health care, trends in the dental industry towards managed care, increases in labor, benefits and material costs, product development risks, technological innovations, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.


                      National Dentex Corporation
                           Earnings Results

                 (In Thousands, except per share data)


                                                       Quarter Ended
                                                         March 31,
                                                        (Unaudited)
                                                     -----------------
                                                        2004     2005
                                                     -------- --------

Net Sales                                            $27,928  $31,946
Cost of Goods Sold                                    16,330   18,018
                                                     -------- --------
   Gross Profit                                       11,598   13,928

Operating Expenses                                     8,885   10,764
                                                     -------- --------
   Operating Income                                    2,713    3,164

Other Expense                                             66      128
Interest Expense                                          11       71
                                                     -------- --------
   Income Before Tax                                   2,636    2,965

Income Taxes                                           1,055    1,186
                                                     -------- --------
   Net Income                                         $1,581   $1,779
                                                     ======== ========

Weighted Average Shares Outstanding:
      - Basic                                          5,152    5,272
      - Diluted                                        5,381    5,557

Net Income per Share:
      - Basic                                          $0.31    $0.34
      - Diluted                                        $0.29    $0.32

All references to number of shares and per share amounts have been adjusted for the three-for-two stock split effective on December 31, 2004



                      National Dentex Corporation
                      Selected Balance Sheet Data

                            (In thousands)

                                                           March 31,
                                        December 31,         2005
                                             2004         (Unaudited)
                                      ----------------- --------------

Cash and Equivalents                           $2,216          $2,327
Accounts Receivable - net                      12,992          15,933

Current Assets                                 23,527          27,144
Current Liabilities                             9,777          15,517
                                      ----------------- --------------
     Working Capital                          $13,750         $11,627

Total Assets                                   81,831         114,203

Long Term Liabilities                           5,171          29,801
Stockholders' Equity                          $66,883         $68,885



    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422
             Vice President, Treasurer & CFO